EXHIBIT 10.14

LICENSE AGREEMENT BETWEEN
INTACTA TECHNOLOGIES, INC.
AND
Intertek Testing Services International Ltd

This LICENSE AGREEMENT (the "Agreement") is entered into on this 30 day of June, 2000 (Effective Date)
by and between INTACTA TECHNOLOGIES, INC.("ITI"), a Delaware corporation, with offices located at
235 Peachtree Street N.E. 2215 North Tower, Atlanta, GA 30303, USA, and Intertek Testing Services
International Ltd. ("ITSI"), a U.K. registered corporation, having its registered office at 25 Savile Row, London,
UK.

RECITALS

Whereas, ITI owns certain Patented and Proprietary Technology and has developed Know-How (herein defined), related to Compression, Encoding, Decoding, Encryption and,

Whereas ITSI wishes to use these Technologies for printing data onto certificates resulting from inspection and testing undertaken on behalf of governments to monitor imports, exports and transit trade and,

Whereas, ITSI wishes to obtain, and ITI wishes to grant to ITSI, a non- exclusive, non-assignable and non-
transferable royalty license to use the Licensed Technologies hereinafter described and,

NOW, THEREFORE, ITSI and ITI agree as follows:

1.     Definition
           As used in this Agreement, the following terms shall have the meaning set forth below:

1.1     Licensed Technologies" are defined in Appendix A as Technologies along with all Improvements except for Improvements provided by ITI subsequent to the expiration of the one (1) year warranty period defined as expiring on June 30, 2001. The Licensed Technology is called Intacta.Code, which is defined in Appendix A and includes:

    *     Intacta.Code (32-bit) DLL
    *     Intacta.Code (32-bit) API Documentation
    *     Intacta.Code Reader (Windows, 95,98 2000)
1.2     "Know-How" means all information and data now possessed, owned, acquired or developed by ITI which relates to the design, engineering, development, manufacturing, or use of equipment for and related to e-
           commerce, document management, compression, encoding, decoding, encryption technologies and communication as of the Effective Date, or at any time during the term of this Agreement, including without limitation:
  (i)     all information, data and experience of ITI relating to the development, design, manufacture, promotion,marketing and sale of systems and components designed to compress, encode, decode and encrypt XML documents;
  (ii)     methods, algorithms and procedures (and related test results and design data) for the design, developmentor manufacture of the components and systems used in the development of software tools related to the applications mentioned above;
  (iii)     methods, algorithms and procedures used in the design, development, creation, modification, manufacture, production, processing, storage, testing and evaluation of the applications mentioned above including without limitation, all electronic testing and evaluation (and results thereof) together with all correspondence, notes, memoranda, and other information or data provided to, or received from all testing, troubleshooting, evaluation or certification entities, organizations, individuals or governmental authorities.

1.3     "Improvements" means and includes all modifications and improvements of any kind (whether or not patentable or commercially useable) to the Patented and Proprietary Technology, Information
           or Know-How related to the Technologies and Products.

1.4     "Products" means products, which ITI has developed, develops and will develop, including, but not limited to the Intacta.Code, MobileCE, Bridgeway, Courier, etc., which may originate from the
           Technologies of compressing, encoding and decoding, encryption and transmission of files, XML documents, and other documents.

1.5     "Proprietary Information" means, whether in human or machine readable form, all Know-How, documentation or data, related to document management, compression, encoding, decoding and encryption of XML documents, documents as well as document communications using fax or e-
          mail, provided to ITSI by ITI, whether orally or inwriting, now owned or hereafter acquired, which is marked with a legend indicating that it is confidential or which is orally designated as confidential.
          In the event ITSI is unclear as to the proprietary nature of any element of information disclosed, ITI shall, upon request, confirm whether or not such information is deemed confidential.

1.6.    "Technologies" means in a general manner the various product and software modules and applications of ITI's Patented and Proprietary Technologies and Information, Know-How including Improvements.

1.7     "Licensed Product" means any ITSI products incorporating in full or in part the Licensed Technologies that is not a Product as defined in Paragraph 1.4.

1.8     "Intacta.Code" means a patented and proprietary technology for creating a graphic form representing binary information on paper and on CPUs.

1.9     "Subsidiaries" means all and any corporations, companies or other entities, organized under the laws of any nation, more than 50% of the shares of ownership of which are owned by one of the parties to the Agreement.

2.     Grant of License

2.1     Subject to the terms of this agreement, ITI hereby grants ITSI a worldwide, non-exclusive license to use, incorporate, market and sell the Licensed Technologies, in full or in part in Licensed Products.

2.2     For a period of [*] from the Effective Date of this Agreement, ITI agrees not to grant any new license to any direct competitor of ITSI as defined in Appendix B. ITSI understands that this [*] period is subject to continuing successful completion of required business development objectives listed in Appendix C.

2.3     ITSI agrees that, should it not meet any target defined in Attachment C, the [*] protection provided by ITI to ITSI under Article 2.2 will be relinquished.

2.4     ITSI warrants that the Licensed Technology and the Licensed Products will not be sold, either directly or indirectly to organizations outside of those involved in the inspection and testing undertaken on behalf of governments to monitor imports, exports and transit trade.

2.5     Nothing contained in this Agreement shall be construed as restricting ITSI's right to make Improvements to the Licensed Technology. If such Improvements use or relate to the Licensed Technologies, then such products which may be derived from the Licensed Products shall also be subject to the royalty payment under Section 5. ITSI agrees that ITI shall exclusively own all such Improvements, patentable or otherwise.

2.6     ITI is entitled to license its Technologies [*], except as defined in Section 2.2.

2.7     Except as otherwise provided herein, ITSI shall only make copies of the Licensed Technologies for the purpose of incorporating it in its Licensed Products. Unauthorized copying of the Licensed Technologies and Proprietary Information directly or indirectly by ITSI or by any of its employees or independent contractors, will constitute a fundamental and material breach of this Agreement.

* Confidential portion omitted pursuant to a request for confidential treatment and filed separately with the Commission.

2.8     ITSI shall have an unrestricted right to make copies of the Licensed Technologies for internal use, and for use by ITSI customers, for the purposes of demonstration and evaluation as well as for including it into its own Licensed Products.

3.     Transfer of Licensed Technologies

3.1     ITI shall transfer to ITSI the Licensed Technologies in the form of Intacta.Code DLL (defined as
          "DLL" for the purposes of this section only) in accordance with the following schedule.

  (i)     Intacta.Code (32-bit) DLL                                             July 15, 2000
  (ii)    Intacta.Code (32-bit) API Documentation                       July 15, 2000
  (iii)    Intacta.Code Reader (Windows 95,98,2000)                 July 15, 2000
3.2     ITI shall provide ITSI with NREs (Non Recurring Engineering) as defined in Appendix A to support
          ITSI's pilot phase, and subsequent rollout to ITSI customers. Within six (6) weeks of receipt of the deliverables listed in Section 3.1, ITSI will perform compatibility tests with hardware and software specifically used for integrating Licensed Product. ITSI will provide to ITI an outline of all the tests conducted and the results of those tests including a detailed description of failures, if any, or any inconsistencies in performance.

4.     Representations, Warranties and Technical Support

4.1     ITI warrants and represents:

4.1.1  that it owns by itself through the work of its employees and consultants the entire right, title and interest in and to the Licensed Technologies worldwide which does not infringe on any third party's patent rights, mask work rights, copyrights, utility models and/or other intellectual property rights;

4.1.2  that it has the right to enter into this Agreement;

4.1.3  that there are no liens, conveyances, mortgages, assignments, encumbrances, or other agreements which would prevent or impair the exercise of all rights granted to ITSI pursuant to this Agreement and that it has not and will not enter into any agreements which would interfere with the licenses granted to ITSI during the full term of this Agreement except as to other grants of non-exclusive licenses to other licensees.

4.2     For the life of this Agreement, ITI shall provide Software Maintenance Support to ITSI as defined in Appendix D.

4.3     ITI agrees to provide ITSI with R&D support at to help ITSI develop Licensed Products and/or
          Modifications and Improvements to the Licensed Technologies as defined in Appendix A. ITSI agrees that any such Improvements or Modifications to the Licensed Technologies will remain the exclusive and sole ownership of ITI.

5.     Royalties

          In full consideration of the license granted and Licensed Technologies provided and ITI's expertise rendered to ITSI by ITI herein, ITSI shall pay to ITI the following royalties.

5.1     As consideration for the license grants contained herein and subject to other conditions and terms hereof, ITSI shall pay to ITI a per unit royalty of US$ [*] for each single use of Intacta.Code by ITSI or by any third party using ITSI' product or solution offering that incorporates the Intacta.Code. A single use is defined as each certificate that has Intacta.Code printed as a readable and data accessible format.

5.2     The terms hereof shall not be modified or supplemented by any communication unless such communication is in writing, identified as an amendment to this Agreement, and subsequently duly signed by both parties.

5.4.    All taxes imposed as a result of the existence of this License Agreement shall be borne and paid by the party required to comply with such applicable tax laws.

5.5.    ITSI shall provide ITI with reports it requires for all Licensed Products, and Products which are subject to Royalty under this License Agreement. Within thirty (30) days of the end of each calendar quarter period, ITSI shall make a report of the Licensed Products and the Products sold and subject to Royalty statements. If Royalties are payable to ITI, payment will be made within sixty
          (60) days of the end of the calendar quarter.

* Confidential portion omitted pursuant to a request for confidential treatment and filed separately with the Commission.

5.6.    ITI shall have the right during normal business hours, with respect to the sales of the Licensed Products and Products, to have ITSI's records examined by independent chartered or certified accountants for the purpose of verifying such Royalty statements. ITI shall provide notice in writing to a duly authorized representative of ITSI noless than fifteen (15) business days prior to any such examination of ITSI's records. Such examinations shall be limited to a maximum of two (2) per year. One examination near the calendar year end, and one examination near the conclusion of Q2 business.
          The costs of such examinations shall be borne by ITI.

6.     Confidentiality

 6.1     ITSI and ITI agree that certain information which either party may receive from the other party under this Agreement will be proprietary and confidential information of the disclosing party. Such information includes, but is not limited to:

6.1.1  the fact that the disclosing party intends to develop or market any particular hardware or software products;

6.1.2  the designs, specifications, development schedule, pricing and all other technical and business information concerning the Licensed Products, the Products and any Improvements;

6.1.3  any non-public information concerning the business or finance of the disclosing party;

6.1.4  any other information the disclosure of which might harm or destroy a competitive advantage enjoyed by the disclosing party (all of the above 6.1.1 through 6.1.4 hereafter called Proprietary and Confidential Information).

6.2     The parties shall not disclose the Proprietary and Confidential Information to any other person or entity, other than its own employees, its Subsidiaries and sub-contractors and consultants who participate directly in the performance of the receiving party's obligations under this License
          Agreement and its attorneys. Subsequently, all employees, its Subsidiaries and sub-contractors and consultants who participate in the performance of the receiving party's obligations must sign a confidentiality agreement, provided by ITI, prior to performing services to ITSI's obligations.

6.3     ITSI affirms and acknowledges that the unauthorized disclosure of the Technologies, the
          Licensed Technology and privileged commercial information provided by ITI pursuant to this
          Agreement may cause irreparable harm to ITI. ITSI affirms and acknowledges that in the event of a breach of this Agreement by ITSI, ITI will be entitled to seek appropriate and available relief under applicable laws.

6.4     The parties hereto agree that they will keep the terms and conditions of this Agreement confidential and neither of the parties shall disclose its terms to any third party without the prior written consent of the other party except as required by federal or state securities law or court order.

6.5     The obligations set forth in Sections 6.1 through 6.3 above shall not be applicable to any information which:

6.5.1  the receiving party is authorized by the disclosing party in writing to disclose, or

6.5.2  becomes public knowledge through no breach of this License Agreement or the Development
          Agreement which enters into effect at the same date as this License Agreement by the receiving party, or

6.5.3  has been legally obtained from a bona fide third party, or

6.5.4  was in possession of the receiving party prior to the receipt thereof, or

6.5.5  is required to be disclosed in the context of administrative or judicial proceedings or otherwise pursuant to applicable laws or regulations.

7.     Indemnity
7.1     If Licensed Products and Products sold in accordance with this Agreement, are alleged to infringe or misappropriate partially or totally any patent, copyright or intellectual property right belonging to a third party which is not listed in Appendix A hereto, and if the third party makes a claim or institutes a legal action or commences a proceeding against ITSI because such infringement or misappropriation is caused by the use of the Licensed Technologies, ITSI shall promptly notify ITI thereof.

          Upon receipt of such notice, ITI shall, at its own expense, promptly take over the defense of such claim, action or proceeding or may pursue settlement with the third party or may require ITSI to modify the design of the Licensed Products to avoid the infringement or misappropriation, provided that such modification preserves the essential functioning of the Licensed
          Products. ITI shall bear all charges, expenses, and liabilities incurred by ITSI, including, but not limited to, its attorneys' fees in connection with any such allegation.

7.2     The maximum amount of liability for charges and additional development fees that ITI shall bear, shall not exceed $100,000 in total.

7.3     ITI shall not be liable or responsible for indirect and incidental damages resulting from the application or use of the Licensed Technologies by ITSI other than as indicated in Section 7.1 above, except where the Licensed Technologies fail to perform as warranted.

8.     Term

8.1     This Agreement shall become effective on its Effective Date and shall remain in effect until December
          31, 2001 subject to the requirements of Appendix C. If either party wishes to renew this agreement, notice must be given to the other at least 6 months prior to the expiration of this Agreement. The parties may then by mutual consent renegotiate or renew this Agreement for a period to be agreed.

9.     Termination

9.1     Either party may terminate this Agreement by giving written notice to the other party, in the event of a breach or default under this Agreement and the party in default having failed to remedy such breach or default within forty-five (45) days from the date of a written notice given by the other party specifying the nature of the breach or default.

9.2     Either party may terminate this Agreement by giving written notice in the event the other party should become insolvent or make an assignment for the benefit of its creditors or voluntarily file for or be placed in bankruptcy written notice to such other party and is not withdrawn within sixty (60) days from the date of filing.

9.3     Upon termination of this Agreement ITSI shall pay all Royalties due to ITI with respect to all the
          Licensed Technologies, Products, and Products sold and subject to the Royalty for which payment has not yet been made, within thirty (30) days following the termination of this Agreement.

9.4     Upon the termination of this Agreement, ITSI shall cease to use the Licensed Technologies and
          Products, to manufacture and sell the Licensed Products and at ITSI's expense, return to ITI all
          Licensed Technologies Evaluation Software and any other Confidential and Proprietary Information.

9.5     In the event, however, this Agreement is terminated without a breach or default by ITSI, ITSI shall have the right to manufacture, to have manufactured, use, lease, sell or otherwise dispose of the
          Licensed ITI Products, development of which has been completed by ITSI before the termination of this Agreement, for the full marketable lifetime of such Licensed Products by paying the
          Royalty as described in Section 5.

9.7     No termination of this Agreement, by expiration or otherwise, shall release either party from any of its obligations under Section 6.

10.   Notices
          All notices required or permitted to be given hereunder (except for routine communications to be addressed to the persons in charge of its subject business) shall be in writing and shall be valid and sufficient if dispatched by a reputable express delivery service by air or registered airmail, and addressed as follows:

          If to ITSI:            Intertek Testing Services International, Ltd.
                                     25 Savile Row, London, UK
                                     Attn. : Managing Director

          If to ITI:              Intacta Technologies Inc.
                                     235 Peachtree Street N.E.
                                     2215 North Tower
                                     Atlanta, GA 30303, USA
                                     Attn.

          Either party may change its address by a notice given to the other party in the manner set forth above.
          Notices given as herein provided shall be considered to have been given seven (7) days after the dispatch thereof.

11.   Applicable Law

         This Agreement shall be governed by and construed in accordance with the laws, of the State of
         Georgia, U.S.A.

12.   Miscellaneous

12.1   The headings to Sections of this Agreement are to facilitate reference only, do not form a part of this
          Agreement, and shall not in any way affect the interpretation hereof.

12.2   This Agreement, and Appendices attached hereto and made a part hereof, embody the entire understanding of the parties with respect to the subject matter contained herein and shall supersede all previous communications, representations or understandings, either oral or written, between the parties relating to the subject matter hereof. No amendment or modification of this Agreement shall be valid or binding upon the parties unless signed by their respective, duly authorized officers.

12.3   The parties hereto acknowledge and agree that each party has participated in the drafting of this
          Agreement and that the rule of construction to the effect that any ambiguities are to be resolved against the drafting part shall not be applied to the interpretation of this Agreement. No inference in favor of, or against, any party shall be drawn from the fact that one party has drafted any portion hereof.

12.4   This Agreement shall not be assignable by either party without the prior written consent of the other party.

12.5   No express or implied waiver by either party of any breach of any terms and obligations of this
          Agreement by the other party shall be construed as a waiver of any subsequent breach of said terms and obligations or any other terms and obligations of this Agreement of the same or of a different nature.

12.6   If any term, clause, or provision of this Agreement shall be judged to be invalid, the validity of any other term, clause, or provision, shall not be affected, and such invalid term, clause, or provision shall be deemed deleted from this Agreement.

12.7   This Agreement sets forth the entire agreement and understanding between the parties as to the subject matter of this Agreement and merges all prior discussions and writings between the parties with respect to the contents of this Agreement.

12.8.  This License Agreement precedes for any purpose of interpretation, any other agreement that may have been signed between the two parties.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives on the day and year first above written.

INTACTA TECHNOLOGIES, INC.                 Intertek Testing Services International, Ltd.

By: /s/ Noel Bambrough                                         By: /s/ "Signature Illegible"
Title: Executive VP & COO                                   Title: IT Manager

Date: 6 July, 2000                                                  Date: 3 July, 2000

APPENDIX "A"

LICENSED TECHNOLOGIES & PRICING

INTACTA.CODE LICENSE SCHEDULE:
INTACTA.CODE License	List	Description	Payment Terms
INTACTA.CODE SDK	$ [**]	*Intacta.Code DLL *Intacta Reader (Windows) *API Documentation *80 hours NRE support	$ [**] upon signing $ [**] upon completion of MEXCO pilot*
INTACTA.CODE Software Maintenance	$ [**] /year	Software maintenance fees only apply to INTACTA.CODE SDK license.	Net 30 day invoice upon completion of MEXICO pilot.

*ITSI may apply fee towards future NRE deployment services per the term of this agreement.
INTACTA.CODE NRE SCHEDULE:

ITSI Deployment Schedule	NRE Rate	NRE Services	Payment Terms
MEXICO PILOT	$0	1.Configuration & Integration w/ ITSI 2. Intacta.Code Author Configuration 3. Intacta.Code Reader Configuration 80hrs included with SDK License *additional hours-time & materials	Net 30 day invoice.
Government Contract #1	$ [**] /hr	1.Configuration & Integration w/ ITSI 2. Intacta.Code Author Configuration 3. Intacta.Code Reader Configuration *work performed as time & materials	Net 30 day invoice.
Government Contract #2	$ [**] /hr	-same as Government Contract #1	Net 30 day invoice.
Government Contract #3	$ [**] /hr	- same as Government Contract #1	Net 30 day invoice.
Government Contract #4	$ [**] /hr	- same as Government Contract #1	Net 30 day invoice.
Government Contract #5	$ [**] /hr	- same as Government Contract #1	Net 30 day invoice.
Government Contract #6	$ [**] /hr	- same as Government Contract #1	Net 30 day invoice.
Government Contract #7	$ [**] /hr	- same as Government Contract #1	Net 30 day invoice.
Government Contract #8	$ [**] /hr	- same as Government Contract #1	Net 30 day invoice.
Government Contract #9	$ [**] /hr	- same as Government Contract #1	Net 30 day invoice.
Government Contract #10	$ [**] /hr	- same as Government Contract #1	Net 30 day invoice.
Government Contract #11	$ [**] /hr	- same as Government Contract #1	Net 30 day invoice.

*ITI NRE hourly rate is $ [**] /hr. Rates are subject to change, however ITI will provide per written notification to ITSI prior to billing or agreement to specified work orders. Billing rate does not include travel and material expenses that may be required to complete specified work orders. Such travel and material expenses would be presented to ITSI prior to starting any specified work order.
** Confidential portion omitted pursuant to a request for confidential treatment and filed separately with the Commission.

APPENDIX "B"

Intertek Testing Services Competitor Definition

The following table represents companies, or their subsidiaries, as defined by Intertek Testing Services International, as primary competitition to the ITSI. ITI will not license Intacta.Code to these specified companies during the term of this agreement for applications and or services as defined in this agreement.

COMPANY

1.  [*]

2.  [*]

3.  [*]

4.  [*]

5.  [*]

6.  [*]

* Confidential portion omitted pursuant to a request for confidential treatment and filed separately with the Commission.

APPENDIX "C"

BUSINESS DEVELOPMENT REQUIREMENTS SCHEDULE

Minimum Yearly and Quarterly requirements Intertek Testing Services has to meet in order to maintain the rights to sell Licensed Products. Other quarterly responsibilities will include, but not be limited to, providing ITI with customer testimonials, case study write-ups, joint speaking events, and any ITI marketing collateral featuring customer references.

DATE	Business Development	Marketing & PR
2000 Q2 Q3 Q4	Q2 Q3-App Dev & Integration Q4-Launch MEXICO Pilot*	Q2 Q3-press release, press page feature* Q4-2 press releases, press page feature*
2001 Q1 Q2 Q3 Q4	Q1-Complete MEXICO* 1 installed contract Q2-3 installed contracts* Q3-3 installed contracts* Q4-3 installed contracts*	Q1-2 press releases, press page feature* Q2-3 press releases, press page feature* Q3-3 press releases, press page feature* Q4-3 press releases, press page feature*

* Agreement renewal date-01/01/02

* Press page feature-Article and or, announcement on Intertek Testing Services's www site, with mirrored article and or announcement on Intacta's web site.

* Installed contract defined as completion of a Government contract site installation, and or completion of a testing and pilot deployment stage per ITSI Government contract.

APPENDIX "D"

SOFTWARE MAINTENANCE

ITI agrees to supply post-sale, Level 2 and 3 technical phone support to Intertek Testing Services. ITI will provide Level 2 and 3 Software Support Services via remote dial-in or phone. By this, the parties agree that ITI will provide the following support to Intertek Testing Services:

1.     Access to telephone technical assistance to ITI support center for the reporting and alerting of problems and consultation as necessary during normal business hours of ITI's support center in the USA.

2.     Log and record all requests from Intertek Testing Services for technical assistance in a manner, which will allow Intertek
        Testing Services to track, reported problems and progress.

3.     Provide remedial software support by providing a patch or bypass solution to verified problems reported by Intertek
        Testing Services.

4.     Proprietary Code Protection. All proprietary code previously developed or developed in the future by ITI shall remain the property of ITI. ITSII acknowledges this proprietary code as such and will not sell or copy this code to persons other than those modifying this code for ITSII in-house application changes. ITI has on deposit with a third party, the source code for all such proprietary code. Access to the source code or support of a person knowledgeable about the source code will be provided for the applicationsdescribed in this agreement to ITSII at no additional cost in the event that ITI ceases to do business.

5.     Provide Intertek Testing Services with access through its web site or other means acceptable to Intertek Testing
        Services to the following information.

6.     Known bug database and diagnostic/ troubleshooting knowledge base for the duration of this Agreement.

7.     FAQ (frequently asked questions).

8.     Documentation updates.

9.     Copies of any/all user documentation, technical specifications and maintenance documents related to Licensed Software as defined in Appendix A.

10.   Software and hardware compatibility information for revision of Licensed Technologies and updates thereafter.

11.   Support pricing:

        11.1   For the life of this agreement beginning with the Effective Date of this Agreement, ITI will provide to Intertek Testing
                  Services Software Maintenance Support for $ [*] per year.

        11.2   Intertek Testing Services agrees that ITI will not have to provide any support, under this agreement, to any Intertek Testing
                  Services customers, resellers, distributors and/or end-users. The responsibility to provide technical support to such parties lies exclusively with Intertek Testing Services.

* Confidential portion omitted pursuant to a request for confidential treatment and filed separately with the Commission.